SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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Filed by a Party other than the Registrant	☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

THE COMMUNITY FINANCIAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 29, 2018

Dear Stockholder:

I am pleased to invite you to attend the annual meeting of stockholders of The Community Financial Corporation (the “Company”) to be held in the Board Room at the main office of Community Bank of the Chesapeake, located at 3035 Leonardtown Road, Waldorf, Maryland, on Wednesday, May 16, 2018 at 10:00 a.m.

The attached notice and proxy statement describe the formal business to be transacted at the annual meeting. Directors and officers of the Company, as well as a representative of the Company’s independent registered public accounting firm, Dixon Hughes Goodman LLP, will be present to respond to any questions stockholders may have.

Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to vote via the Internet, by telephone or by signing, dating and returning a proxy card as soon as possible, even if you plan to attend the annual meeting.

Sincerely,

Michael L. Middleton
Chairman of the Board

THE COMMUNITY FINANCIAL CORPORATION
3035 LEONARDTOWN ROAD
WALDORF, MARYLAND 20601
(301) 645-5601

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. on Wednesday, May 16, 2018
PLACE	Board Room Community Bank of the Chesapeake 3035 Leonardtown Road Waldorf, Maryland 20601
ITEMS OF BUSINESS	(1) To elect four directors to serve for a term of three years;
(2) To ratify the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm for the year ending December 31, 2018;
(3) To vote on a non-binding resolution to approve the compensation of the named executive officers; and
(4) To transact such other business as may properly come before the meeting or any adjournments or postponement thereof.
RECORD DATE	In order to vote, you must have been a stockholder at the close of business on March 19, 2018. The Board does not know of any other business to be presented at the meeting.
PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares via the Internet, by telephone or by completing and signing a proxy card. Voting instructions are printed on your proxy or voting instruction card and included in the proxy statement. You can revoke a proxy at any time before the meeting by following the instructions in the proxy statement.
Christy Lombardi Corporate Secretary March 29, 2018

IMPORTANT:  The prompt return of proxies will save the Company the expense of further requests for proxies to ensure a quorum. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

PROXY STATEMENT
OF
THE COMMUNITY FINANCIAL CORPORATION
3035 LEONARDTOWN ROAD
WALDORF, MARYLAND 20601
(301) 645-5601

GENERAL INFORMATION

We are providing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of The Community Financial Corporation for the 2018 annual meeting of stockholders and for any adjournment or postponement of the meeting. In this proxy statement, we may also refer to The Community Financial Corporation as the “Company,” “we,” “our” or “us.”

The Community Financial Corporation is the holding company for Community Bank of the Chesapeake. In this proxy statement, we may also refer to Community Bank of the Chesapeake as the “Bank.”

We are holding the 2018 annual meeting in the Board Room at the main office of the Bank, located at 3035 Leonardtown Road, Waldorf, Maryland, on Wednesday, May 16, 2018 at 10:00 a.m., local time.

We intend to provide access to this proxy statement and a proxy card to stockholders of record beginning on or about March 29, 2018.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 16, 2018

The Proxy Statement and Annual Report to Stockholders are available at:
https://www.cbtc.com/about/investor-relations/proxyandannualreport

INFORMATION ABOUT VOTING

Who Can Vote at the Meeting.  You are entitled to vote the shares of the Company’s common stock that you owned as of the close of business on March 19, 2018. As of the close of business on March 19, 2018, 5,573,841 shares of Company common stock were outstanding. Each share of common stock has one vote.

Voting by Proxy.  This proxy statement is being sent to you by the Board of Directors of the Company to request that you allow your shares of The Community Financial Corporation common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of the Company’s common stock represented at the meeting by properly executed, dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you vote:

•	“FOR” each of the nominees for director;
•	“FOR” the ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm; and
•	“FOR” the approval of the compensation of the named executive officers.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your common stock may also be voted by the persons named on the proxy card on the new meeting date, unless you have revoked your proxy.

Registered stockholders can vote their shares of The Community Financial Corporation common stock by mailing a proxy card, via the Internet or by telephone. Specific instructions for Internet or telephone voting are set forth on the enclosed proxy or voting instruction card. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to provide their voting instructions and confirm that their instructions have been recorded properly. The deadline for voting by telephone or via the Internet is 11:59 p.m., Eastern time, on May 15, 2018.

Ownership of Shares; Attending the Meeting.  You may own shares of the Company in one of the following ways:

•	Directly in your name as the stockholder of record;
•	Indirectly through a broker, bank or other holder of record in “street name;” or
•	Indirectly in the Community Bank of the Chesapeake Employee Stock Ownership Plan.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us or to vote in person at the annual meeting.

If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or via the Internet. Please see the voting instruction form provided by your broker, bank or other holder of record that accompanies this proxy statement. If you hold your shares in street name, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of The Community Financial Corporation common stock held in street name in person at the annual meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

If you participate in the Community Bank of the Chesapeake Employee Stock Ownership Plan, you will receive a voting instruction card that reflects all shares you may direct the plan trustees to vote on your behalf under the plan. Under the terms of the Employee Stock Ownership Plan, all allocated shares of Company stock held by the plan are voted by the trustees, as directed by plan participants. All unallocated shares of Company common stock held by the plan, and allocated shares for which no voting instructions are received, are voted by the trustees in the same proportion as shares for which the trustees have received timely voting instructions, subject to the exercise of their fiduciary duties. The deadline for returning your voting instructions to the Employee Stock Ownership Plan trustees is May 9, 2018.

Quorum.  We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are represented at the meeting. If you return valid proxy instructions or attend the meeting in person, we will count your shares to determine whether there is a quorum, even if you abstain from voting. Broker non-votes (described below) also will be counted to determine the existence of a quorum.

Votes Required for Proposals.  In voting on the election of directors, you may vote in favor of the nominees, withhold votes for all of the nominees, or withhold votes as to any of the nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting.

In voting on the ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm and on the non-binding resolution to approve the compensation of the named executive officers, you may vote in favor of the proposal, vote against the proposal or abstain from voting. All proposals will be decided by the affirmative vote of a majority of the shares cast at the annual meeting.

For all proposals, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the voting on the proposals.

Effect of Not Casting Your Vote.  If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Item 1 of this proxy statement) and the approval of the non-binding advisory vote on executive compensation (Item 3 of this proxy statement). Current regulations restrict the ability of your bank or broker to vote your shares on these matters on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors and the approval of the non-binding advisory vote on executive compensation no votes will be cast on your behalf. These are referred to as broker non-votes. Your bank or broker will, however, continue to have discretion to vote any shares for which you do not provide voting instructions on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2 of this proxy statement). If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Revocation of Proxy.  Stockholders who execute proxies retain the right to revoke them at any time. Unless revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company, by delivering a later-dated proxy or by attending the annual meeting and voting in person. Attendance at the annual meeting will not in and of itself constitute revocation of your proxy.

CORPORATE GOVERNANCE

Director Independence.  The Company’s Board of Directors currently consists of ten members, all of whom are independent under the listing requirements of The NASDAQ Stock Market, except for Michael L. Middleton, former Executive Chairman of the Boards of Directors of the Company and the Bank and William J. Pasenelli, President and Chief Executive Officer of the Company, Chief Executive Officer of the Bank and Vice Chair of the Boards of Directors of the Company and Bank. In determining the independence of its directors, the Board considered transactions, relationships and arrangements between the Company and its directors that are not required to be disclosed in this proxy statement under the heading “Relationships and Transactions with the Company and the Bank,” including (i) legal services performed by the Jenkins Law Firm, LLC, of which Louis P. Jenkins, Jr. is a principal, and (ii) loans or lines of credit that the Bank has directly or indirectly made to each of the directors on the Board.

Board Leadership Structure.  The Company currently separates the offices of President and Chief Executive Officer and Chairman of the Board. Doing so allows the President and Chief Executive Officer to better focus on his responsibilities of managing the day-to-day operations of the Company, enhancing stockholder value and expanding and strengthening the franchise while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and oversight of management. The Board also has created a Lead Director position to further enhance Board independence and oversight. Joseph V. Stone, Jr. is currently the Lead Director of the Board of Directors. Among other things, the Lead Director (i) presides at meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors, and (ii) may call meetings of the independent directors.

The Board’s Role in Risk Oversight.  Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, senior management attends the Board meetings and is available to discuss strategy and risks facing the Company and to address any questions or concerns raised by the Board on risk management and any other matters. The Board also provides strong oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Committees of the Board of Directors.  The following table identifies the members of the Board’s Audit, Enterprise Risk Management, Governance and Compensation Committees as of March 19, 2018. All members of the Audit, Governance and Compensation Committees are independent in accordance with the listing requirements of The NASDAQ Stock Market. Each committee operates under a written charter, which is approved by the Board of Directors, that governs its composition, responsibilities and operation. Each committee reviews and reassesses the adequacy on its charter at least annually.

Director	Audit Committee	Enterprise Risk Management Committee	Governance Committee	Compensation Committee
M. Arshed Javaid		X
Louis P. Jenkins, Jr.		X	X*	X*
Michael L. Middleton		X
John K. Parlett, Jr.	X	X
William J. Pasenelli		X
Mary Todd Peterson	X*	X
E. Lawrence Sanders, III	X
Austin J. Slater, Jr.	X	X*	X	X
Joseph V. Stone, Jr.**	X	X	X	X
Kathryn Zabriskie			X	X
Number of Meetings in 2017	8	4	5	6

*	Chairperson
**	Lead Director

Audit Committee.  The Audit Committee engages the Company’s independent registered public accounting firm and meets with them in connection with their annual audit and reviews the Company’s accounting and financial and regulatory reporting policies and practices. Other responsibilities of the Audit Committee include engagement of compliance and internal audit providers and the review with management of reports issued by such parties. The Board of Directors has determined that the Audit Committee does not have a member who is an “audit committee financial expert” as defined under the rules and regulations of the Securities and Exchange Commission. While the Board has not designated any individual Board member as an “audit committee financial expert,” the Board believes the level of financial knowledge and experience of the current members of the Audit Committee, including the ability to read and understand financial statements, is cumulatively sufficient to discharge the Audit Committee’s responsibilities. The Audit Committee acts under a written charter adopted by the Board of Directors, a copy of which is available free of charge in the Investor Relations portion of the “About Community Bank” section of the Company’s website (www.cbtc.com), and is available in print to any stockholder who requests a copy.

Enterprise Risk Management Committee.  The Enterprise Risk Management Committee assists the Board in its oversight responsibilities by focusing specifically on the Company’s enterprise risk management activities including the significant policies, procedures and practices employed to manage capital adequacy, market risk, earnings, credit risk, liquidity, compliance, regulatory, legal, reputation, and strategic operational risk and by providing recommendations to the Board and management on strategic guidance with respect to the assumption, management and mitigation of risk. The Enterprise Risk Management Committee acts under a written charter adopted by the Board of Directors, a copy of which is available free of charge in the Investor Relations portion of the “About Community Bank” section of the Company’s website (www.cbtc.com), and is available in print to any stockholder who requests a copy.

Governance Committee.  The Governance Committee is responsible for promoting sound corporate governance policies that promote the best interests of the Company and its stockholders. The Committee’s responsibilities include: identification of director candidates; director education; recommendations on the size and composition of the Board and the boards of any subsidiaries, review of any stockholder proposals; monitoring of regulatory and statutory compliance; review of committee charters; and evaluations of Board oversight and effectiveness. The Governance Committee also annually reviews and recommends, in conjunction with the Compensation Committee, the appropriate level of director compensation. The Governance Committee acts under a written charter adopted by the Board of Directors, a copy of which is available free of charge in the Investor Relations portion of the “About Community Bank” section of the Company’s website (www.cbtc.com), and is available in print to any stockholder who requests a copy.

Compensation Committee.  The Compensation Committee approves the compensation objectives for the Company and the Bank and establishes the compensation for the Chief Executive Officer and other executives. Our Chief Executive Officer, Chief Operating Officer and Chief Administrative Officer make recommendations to the Compensation Committee from time to time regarding the appropriate mix and level of compensation for other executives. The Compensation Committee reviews compensation for the Company’s executive officers to ensure an appropriate balance between short-term pay and long-term incentives. In addition to reviewing competitive market values, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. The Compensation Committee also annually reviews and recommends, in conjunction with the Governance Committee, the appropriate level of director compensation. The Compensation Committee acts under a written charter adopted by the Board of Directors, a copy of which is available free of charge in the Investor Relations portion of the “About Community Bank” section of the Company’s website (www.cbtc.com), and is available in print to any stockholder who requests a copy.

Director Nomination Process.  The Governance Committee selects nominees for election as directors. The Governance Committee seeks to create a Board that is strong in its collective knowledge and has a diversity of skills and experience in accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. To accomplish this, the Governance Committee considers a candidate’s knowledge of the banking business and involvement in community, business and civic affairs, and also considers whether the candidate would adequately represent the Company’s market area. Any nominee for director must be highly qualified with regard to some or all of these attributes. In searching for qualified director candidates to fill vacancies on the Board, the Governance Committee solicits its current directors for the names of potential qualified candidates. The Governance Committee may also ask its directors to pursue their business contacts for the names of potentially qualified candidates. The Governance Committee would then consider the potential pool of director candidates, select the top candidates based on the candidates’ qualifications and the Company’s needs, and conduct a thorough investigation of each proposed candidate’s background. If a stockholder has submitted a proposed nominee in accordance with the procedures specified below, the Governance Committee would consider the proposed nominee, along with any other proposed nominees recommended by directors, in the same manner in which the Governance Committee would evaluate nominees for director recommended by the Board of Directors.

Consideration of Recommendations by Stockholders.  The Governance Committee will consider recommendations for directors submitted by stockholders. Stockholders who wish the Governance Committee to consider their recommendations for nominees for director should submit their recommendations in writing to the Governance Committee in care of the Corporate Secretary, The Community Financial Corporation, 3035 Leonardtown Road, Waldorf, Maryland 20601. Each written recommendation must set forth (1) the name of the recommended candidate, (2) the number of shares of stock of the Company that are beneficially owned by the stockholder making the recommendation and by the recommended candidate, and (3) a detailed statement explaining why the stockholder believes the recommended candidate should be nominated for election as a director. In addition, the stockholder making such recommendation must promptly provide any other information reasonably requested by the Governance Committee. To be considered by the Governance Committee for nomination for election at an annual meeting of stockholders, the recommendation must be received by the January 1 preceding that annual meeting.

Board and Committee Meetings.  During 2017, the Board of Directors of the Company held six (6) meetings. No director attended fewer than 75% of the meetings of the Board of Directors and Board committees on which they served in 2017.

Director Attendance at Annual Meeting of Stockholders.  While the Company does not have a policy regarding Board member attendance at annual meetings of stockholders it encourages directors to attend the annual meeting of stockholders. All of the Company’s directors attended the Company’s 2017 annual meeting of stockholders.

Code of Ethics.  The Community Financial Corporation maintains a Code of Ethics that is designed to ensure that the Company’s directors and employees meet the highest standards of ethical conduct. The Code of Ethics, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the Code of Ethics is designed to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. Under the terms of the Code of Ethics, violations of the Code of Ethics are required to be reported to the Audit Committee of the Board of Directors. A copy of the Code of Ethics is available free of charge in the Investor Relations portion of the “About Community Bank” section of the Company’s website (www.cbtc.com), and is available in print to any stockholder who requests a copy.

DIRECTOR COMPENSATION

The following table provides the compensation received by the non-employee directors of the Company and the Bank during 2017.

Name	Fees Earned or Paid in Cash ($)	Non-qualified Deferred Compensation Earnings ($)(1)	Total ($)
Eric S. Goldberg(2)	$32,975	$—	$32,975
Philip T. Goldstein(3)	25,000	—	25,000
M. Arshed Javaid	$39,150	7,811	46,961
Louis P. Jenkins, Jr	48,080	—	48,080
Michael L. Middleton	50,000	10,551	60,551
John K. Parlett, Jr	43,625	—	43,625
Mary Todd Peterson	48,525	12,884	61,409
E. Lawrence Sanders, III(4)	—	—	—
James R. Shepherd(5)	38,050	—	38,050
Austin J. Slater, Jr	49,625	—	49,625
Joseph V. Stone, Jr	51,975	20,994	72,969
Kimberly C. Briscoe-Tonic	18,400	—	18,400
Kathryn Zabriskie	41,100	—	41,100

(1)	Represents the portion of non-qualified deferred compensation earnings under the Community Bank of the Chesapeake Retirement Plan for Directors that was above the Internal Revenue Service long-term rate. Under the plan, interest is credited at a rate equal to the Company’s annualized return on equity or based on the gains or losses on the deemed investments.
(2)	Mr. Goldberg resigned from the Board of Directors of the Company and the Bank effective November 6, 2017.
(3)	Mr. Goldstein retired from the Board of Directors of the Company and the Bank effective February 8, 2017.
(4)	Mr. Sanders was appointed to the Board of Directors of the Company effective January 1, 2018 in connection with the acquisition of County First Bank.
(5)	Mr. Shepherd resigned from the Board of Directors of the Company effective February 8, 2017. Mr. Shepherd continues to serve as a director of the Bank.

The Company has not identified any agreements or arrangements relating to compensation provided by a third party to the Company’s directors or director nominees in connection with their candidacy or Board service as required to be disclosed by NASDAQ Rule 5250(b)(3).

Cash Retainer and Meeting Fees for Directors.  The following tables set forth the applicable retainers and fees that will be paid to directors for their service on the Boards of Directors of the Company and the Bank for 2018.

Board of Directors of the Company:

Annual Retainer	$15,000
Fee per Board Meeting (Regular or Special)	$750 ($225 per telephone meeting)
Fee per Committee Meeting	$500 ($225 per telephone meeting)
Annual Retainer for Audit Committee Chair	$5,000
Annual Retainer for Governance, Compensation, and Enterprise Risk Management, Committee Chairs	$2,500

Board of Directors of the Bank:

Annual Retainer	$10,000
Fee per Board Meeting (Regular or Special)	$650 ($225 per telephone meeting)
Fee per Committee Meeting	$425 ($225 per telephone meeting)
Annual Retainer for ALCO and Credit Risk Committee Chairs	$2,500

Employee directors of the Company receive only the annual retainer and Board meeting fees; they do not receive fees for committee meetings. Employee directors of the Bank do not receive annual retainer, board meeting fees or fees for committee meetings.

Directors Retirement Plan.  The Bank maintains a retirement plan for non-employee members of the Board of Directors of the Bank (the “Directors’ Plan”). Under the Directors’ Plan, each eligible director of the Bank will receive an annual retirement benefit for ten years following his or her termination of service on the Bank’s Board in an amount equal to the product of his “Benefit Percentage”, “Vested Percentage”, and $3,500. A participant’s “Benefit Percentage” is 0% for less than five years of service, 33 1/3% for five to nine years of service, 66 2/3% for 10 to 14 years of service, and 100% for 15 or more years of service. A participant’s “Vested Percentage” is 33 1/3% for less than one year of service, 66 2/3% for one year of service, and 100% for two or more years of service. If a participant terminates service on the Board due to disability, the Bank will pay the participant each year for ten years an amount equal to the product of his or her Benefit Percentage and $3,500. If a participant dies before collecting either his or her retirement or disability benefit, the participant’s surviving spouse or estate will receive a lump sum payment having a present value equal to five times the annual retirement benefit to which the participant was entitled, assuming the participant separated service on the date of death and was fully vested. If the participant dies after beginning to receive his or her retirement or disability benefits, the participant’s surviving spouse or estate will receive a lump sum payment having a present value equal to the remaining benefits to which the participant was entitled from the date of death through the tenth annual payment thereafter. A participant will become fully vested in the event of a “change in control” (as defined in the Directors’ Plan) or upon separation from service on the Board after attaining the age 72 or incurring a disability.

The Directors’ Plan also establishes a deferred compensation program for participants, under which they may elect to defer all or any portion of the fees and/or salary otherwise payable. Deferred amounts may be credited quarterly and adjusted annually with a rate of return equal to the consolidated return on equity of the Company for the calendar year, as determined under accounting principles generally accepted in the United States, and/or quarterly with the gain or loss generated on the investments in which the funds in those accounts are deemed to be invested.

Consulting Agreement with Michael L. Middleton.  Effective June 30, 2016, Community Bank of the Chesapeake entered into a Consulting Agreement with Michael L. Middleton. Under the terms of the Consulting Agreement, Mr. Middleton retired as an employee of the Bank and serves as a consultant to the Bank for a period of 12 months. The Consulting Agreement will automatically be extended for an additional 12-month period on the anniversary of the effective date of the agreement (and each anniversary thereafter), unless 30 days’ advance written notice of non-renewal is provided by either the Bank or Mr. Middleton. Mr. Middleton provides certain consulting services to the Bank, including but not limited to, advising on bank markets, operations and strategic direction of the Bank and as requested by the Board of Directors and Chief Executive Officer of the Bank. In consideration of the consulting services, Mr. Middleton will receive an annual fee of $100,000 payable in equal monthly installments in arrears and will be reimbursed for reasonable business expenses. Mr. Middleton is not entitled to participate in any benefit plans of the Bank or its affiliates. On July 1, 2017, the effective date of the Consulting Agreement Mr. Middleton’s terms were extended for an additional 12 month period.

AUDIT RELATED MATTERS

Report of the Audit Committee.  The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

The Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standard No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from the Company and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OF THE COMMUNITY FINANCIAL CORPORATION

Mary Todd Peterson (Chair)
John K. Parlett, Jr.
E. Lawrence Sanders, III
Austin J. Slater, Jr.
Joseph V. Stone, Jr.

Change in Independent Registered Public Accounting Firm

The Company’s independent registered public accounting firm, Stegman & Company, announced that effective June 1, 2016 substantially all directors and employees of Stegman & Company joined Dixon Hughes Goodman LLP. As a result, effective June 1, 2016 Stegman & Company resigned as the Company’s independent registered public accounting firm. The Audit Committee of the Company’s Board of Directors engaged Dixon Hughes Goodman to serve as the Company’s independent registered public accounting firm effective June 1, 2016.

The reports of Stegman & Company on the audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2015 and 2014, and audit of internal control over financial reporting as of December 31, 2015, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2015 and 2014 and the subsequent interim period through June 1, 2016, there were (i) no disagreements (as such term is used in Item 304(a)(1)(iv) of Regulation S-K) between the Company and Stegman & Company on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of Stegman & Company, would have caused Stegman & Company to make reference to the subject matter of the disagreement(s) in connection with its report on the Company’s financial statements and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

During the Company’s fiscal years ended December 31, 2015 and 2014 and the subsequent interim period through June 1, 2016, the Company did not consult with Dixon Hughes Goodman regarding any of the matters set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Audit Fees. The following table sets forth fees billed to the Company by Dixon Hughes Goodman for the fiscal year ended December 31, 2017 and for the period for June 1, 2016 to December 31, 2016:

	2017	2016(1)
Audit Fees(2)	$186,328	$149,223
Audit Related Fees(3)	22,580	21,541
Tax Fees	3,057	10,000
All Other Fees	—	—

(1)	Includes fees billed to the Company by Stegman & Company for the fiscal year ended December 31, 2016 and through June 1, 2016.
(2)	Represents fees for review of Quarterly Reports on Form 10-Q and audit of financial statements.
(3)	Represents fees for the audit of the 401(k) and ESOP plans.

Pre-Approval of Services by the Independent Registered Public Accounting Firm.  The Audit Committee’s charter provides that the Audit Committee will approve in advance any non-audit services permitted by the Securities Exchange Act, including tax services that its independent registered public accounting firm renders to the Company, unless such prior approval may be waived because of permitted exceptions under the Securities Exchange Act, including but not limited to a 5% de minimis exception. The Audit Committee may delegate to one or more members of the Audit Committee the authority to grant pre-approvals for auditing and allowable non-auditing services, which decision shall be presented to the full Audit Committee at its next scheduled meeting for ratification. During the fiscal year ended December 31, 2017, the Audit Committee approved 100% of all “audit-related,” “tax” and “other fees.”

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth, as of March 19, 2018, certain information as to those persons known by the Company to beneficially own more than 5% of the Company’s outstanding shares of common stock and the shares of common stock beneficially owned by each director, each executive officer named in the summary compensation table and by all executive officers and directors of the Company as a group. All beneficial owners listed in the table have the same address as the Company, unless otherwise provided. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

Name of Beneficial Owners	Number of Shares Beneficially Owned(1)(2)		Percent of Shares of Common Stock Outstanding(3)
Directors:
M. Arshed Javaid	3,526		*
Louis P. Jenkins, Jr.	19,619		*
Michael L. Middleton	258,048	(4)	4.63%
John K. Parlett, Jr.	4,400		*
William J. Pasenelli	47,998		*
Mary Todd Peterson	6,529		*
E. Lawrence Sanders, III	24,082	(5)	*
Austin J. Slater, Jr.	20,378		*
Joseph V. Stone, Jr.	29,125	(6)	*
Kathryn Zabriskie	2,550		*
Named Executive Officers Who are Not Also Directors
James M. Burke	20,935		*
Todd L. Capitani	10,455		*
Gregory C. Cockerham	123,386		2.21%
James F. Di Misa	19,094		*
All Directors, Executive Officers and Nominees as a Group (17 persons)	610,130	(7)(8)	10.95%
5% Owner(s):
Basswood Capital Management, L.L.C. Matthew Lindenbaum Bennett Lindenbaum 645 Madison Avenue, 10th Floor New York, New York 10022	412,072	(9)	7.39%

*	Less than 1% of the shares outstanding
(1)	Includes shares allocated to the account of the individuals under the Community Bank of the Chesapeake Employee Stock Ownership Plan, with respect to which the individual has voting but not investment power as follows: Mr. Capitani — 1,306 shares; Mr. Cockerham — 23,849 shares; Mr. Burke — 1,582 shares; Mr. Di Misa — 1,582 shares; Mr. Middleton — 48,973 shares; and Mr. Pasenelli — 5,124 shares.
(2)	Includes shares of unvested restricted stock, with respect to which the individual has voting but no investment power as follows: Mr. Middleton — 3,474 shares; Mr. Pasenelli — 2,646 shares; Mr. Capitani — 1,977 shares; Mr. Cockerham — 2,014 shares; Mr. Burke — 2,034 shares and Mr. Di Misa — 2,014 shares.
(3)	Based upon 5,573,841 shares of Company common stock outstanding as of March 19, 2018.
(4)	Includes 69,351 shares owned by Mr. Middleton’s wife and 5,227 shares held by the individual retirement account of Mr. Middleton’s wife.
(5)	Includes 2,118 shares held by the individual retirement account of Mr. Sanders’s wife.

(6)	Includes 2,000 shares held by the individual retirement account of Mr. Stone’s wife.
(7)	Amount includes an aggregate of 15,781 unvested shares of restricted stock over which directors and officers of the Company have voting but no dispositive power.
(8)	Includes 9,934 shares held by James R. Shepherd who is a director of Community Bank and 85 shares held by Kimberly Briscoe-Tonic who is a director of Community Bank.
(9)	Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 9, 2018.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

Item 1 — Election of Directors

The Company’s Board of Directors currently consists of ten members. The Board is divided into three classes, each with terms of three years, one-third of whom are elected annually. The Board of Directors has nominated William J. Pasenelli, E. Lawrence Sanders, III, Austin J. Slater, Jr. and Joseph V. Stone, Jr. to serve for a three-year term or until their successors have been elected and qualified. Messrs. Pasenelli, Sanders, Slater and Stone are currently directors of the Company.

On December 21, 2017, the Board of Directors appointed E. Lawrence Sanders, III to the Company’s Board of Directors, effective January 1, 2018 the effective time of the merger of County First Bank with and into Community Bank of the Chesapeake. Mr. Sanders filled the vacancy on the Board created by the November 6, 2017 resignation of Eric Goldberg and was appointed to serve until the 2018 annual meeting of stockholders.

It is intended that the persons named in the proxies solicited by the Board will vote for the election of the named nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. At this time, the Board knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of each of the nominees.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each biography is as of December 31, 2017. There are no family relationships among the directors or executive officers.

Board Nominees with Term Ending in 2021

William J. Pasenelli is President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank. He also serves as Vice Chair for the Company and the Bank. Mr. Pasenelli joined the Bank as Chief Financial Officer in 2000 and was named President of the Bank in 2010, President of the Company in 2012 and Chief Executive Officer in July 2014. Before joining the Bank, Mr. Pasenelli had been Chief Financial Officer of Acacia Federal Savings Bank, Annandale, Virginia, since 1987. Mr. Pasenelli serves on the Board of Directors for the Maryland Bankers Association and the Maryland Chamber of Commerce. Mr. Pasenelli is a member of the American Institute of Certified Public Accountants and the Greater Washington Society of Certified Public Accountants and other civic groups. Age 59. Director of the Bank and the Company since 2010.

Mr. Pasenelli’s extensive experience in the local banking industry affords the Board valuable insight regarding the business and operations of the Bank. Mr. Pasenelli’s financial acumen and knowledge of the Company’s and the Bank’s business and history position him well to serve as President and Chief Executive Officer and as a Director.

E. Lawrence Sanders, III is President of Edward L. Sanders Insurance Agency, which provides multi-line insurance services to clients in Maryland since 1903. Mr. Sanders graduated from NC State University in 1978, obtained his Certified Insurance Counselor designation in 1979 and became a licensed Insurance Advisor in 1981. Mr. Sanders served on the board of directors of County First Bank for 28 years, and served as chairman of the board from 2013 to 2018. He is a current member and past President of the Charles County Rotary, past director for the Professional Insurance Agent’s Association, past director and past President for the Civista Foundation and current director for the Charles County Rotary Foundation. Age 61. Director of the Bank and the Company since 2018.

Through his experience as owner of an insurance agency, Mr. Sanders has extensive financial and operational knowledge. His years of experience serving as a bank director provides the Board valuable insight regarding corporate governance, regulatory compliance, risk assessment practices and bank operations.

Austin J. Slater, Jr. is the President and Chief Executive Officer of the Southern Maryland Electric Cooperative, which is one of the ten largest electrical distribution cooperatives in the country. Mr. Slater presently serves on the Board of Directors of the Federal Reserve Bank of Richmond, Baltimore Branch, serves on the Board of Directors as Secretary-Treasurer and is the Chair of the Board Finance Committee of the University of Maryland Charles Regional Medical Center. He has also served as Chairman of the Board of the Maryland Chamber of Commerce and Chairman of the Board of Trustees for the College of Southern Maryland, as well as numerous other industry and civic organizations. Mr. Slater holds a MBA in Finance from George Washington University and a BS in Accounting from Shepherd University. Age 64. Director of the Bank and the Company since 2003.

Mr. Slater has extensive management level experience in a large company setting outside of the financial services industry. Mr. Slater’s financial acumen and operational experience allow him to understand the complexities of the Company and the Bank. His experience in a regulated industry has exposed Mr. Slater to many of the issues facing companies today, particularly regulated entities, making Mr. Slater a valued component of a well-rounded board.

Joseph V. Stone, Jr. owned and operated Joe Stone Insurance Agency, which provides multi-line insurance services to clients in Maryland and Virginia, from 1981 to 2016. He has served as a director for the Southern Maryland Electric Cooperative since 1996. Age 63. Director of the Bank and the Company since 2006.

Mr. Stone provides the Board with significant marketing and operational knowledge through his experience as owner of an insurance agency and various director positions with companies outside of the financial services industry. Mr. Stone also has considerable experience in the insurance industry, corporate governance and risk assessment practices necessary in banking operations.

Directors Continuing in Office

Directors with Terms Ending in 2019:

Louis P. Jenkins, Jr. is the principal of Jenkins Law Firm, LLC, located in La Plata, Maryland. Before entering private practice, Mr. Jenkins served as an Assistant State’s Attorney in Charles County, Maryland from 1997 to 1999. In addition to his private practice, Mr. Jenkins serves as Court Auditor for the Circuit Court for Charles County, Maryland and attorney for the Charles County Board of Elections. Mr. Jenkins currently serves as a member of the Board of Directors of the University of Maryland Medical System which consists of twelve hospitals located throughout the State of Maryland with annual revenue in excess of $3.7 billion. Mr. Jenkins has also served as a board member of several other public service organizations including the University of Maryland Charles Regional Medical Center, Southern Maryland Chapter of the American Red Cross, Charles County Chamber of Commerce and the Charles County Bar Association. Age 46. Director of the Bank and the Company since 2000.

As an attorney, Mr. Jenkins provides the Board with substantial knowledge regarding issues facing the Company and the Bank. In addition, Mr. Jenkins brings a critical perspective to the lending and governance function of the Company and the Bank. Mr. Jenkins’ experience in the public sector adds valuable expertise regarding local issues and provides first-hand understanding of the local political and business environment in which the Bank operates.

Michael L. Middleton is Chairman of the Board of the Company and the Bank and serves as a consultant to the Bank. On June 30, 2016, he retired as Executive Chairman of the Board of Directors of the Company and the Bank. Mr. Middleton joined the Bank in 1973 and served in various management positions until 1979 when he became President of the Bank, which he served as until 2010. He remained President of the Company until 2012 and Chief Executive Officer of the Company and the Bank until June 2014. Mr. Middleton is a lifetime member of the American Institute of Certified Public Accountants and holds a Masters of Business Administration. From 1996 to 2004, Mr. Middleton served on the Board of Directors of the Federal Home Loan Bank of Atlanta, serving as Chairman of the Board in 2004. Mr. Middleton served on the Board of Directors of the Federal Reserve Bank, Baltimore Branch, from 2004 to 2009. He completed his term as Chairman of the Maryland Bankers Association in June 2013 and is Trustee Emeritus and former Chairman of the Board for the College of Southern Maryland. He serves on the Advisory Board of the Robert H. Smith School of Business Center for Financial Policy, the American Bankers Association Government

Relations Council Administrative Committee and completed his term on the Federal Reserve’s Community Depository Advisory Council in October 2015. He also serves on several philanthropic and civic boards. Age 70. Director of the Bank since 1979 and of the Company since 1989.

Mr. Middleton’s extensive experience in the local banking industry and involvement in the communities in which the Bank serves affords the Board valuable insight regarding the business and operations of the Bank. In addition to his extensive background in finance and corporate management, Mr. Middleton also has significant expertise in large financial institution governance providing a unique and broad-based decision-making capability for the Company and the Bank. Mr. Middleton’s knowledge of the Company’s and the Bank’s business and history, combined with his success and strategic vision, position him well to serve as our Chairman.

Mary Todd Peterson is a senior advisor to the Chairman and CEO of ProAssurance Corporation supporting key strategic initiatives. In February 2016, she retired as the President and Chief Executive Officer of Medmarc Insurance Group and as a Director of Medmarc Casualty Insurance Company and its subsidiary Noetic Specialty Insurance Company, both of which are subsidiaries of ProAssurance. Ms. Peterson has been associated with Medmarc since 2001 where she also held the positions of Chief Financial Officer and Chief Operating Officer. From 1993 to 2001, Ms. Peterson was a Partner with Johnson Lambert & Co., a certified public accounting firm. Ms. Peterson also held positions with Acacia Life Insurance Company, Oxford Development Corporation and Ernst & Whinney (now Ernst & Young). Prior to her retirement from Medmarc, Ms. Peterson served as a member of the Property Casualty Insurers Association of America (“PCI”) Board of Governors, Chair of PCI’s Investment Committee and a member of PCI’s Executive and Finance Committees. Ms. Peterson is a member of the American Institute of Certified Public Accountants. Age 63. Director of the Bank and the Company since 2010.

Ms. Peterson has extensive management level experience in a mid-size company setting within the financial services industry. As a Virginia resident from 1981 to 2016, Ms. Peterson provides valuable insight regarding local markets in Virginia. Ms. Peterson’s financial and operational expertise within the insurance industry, including her corporate governance and risk assessment skills, provide the Board with a skill set critical to operating the Company and Bank in an efficient manner.

Directors with Terms Ending in 2020:

M. Arshed Javaid is President of Smartronix, Inc., an information technology and engineering solutions provider. Mr. Javaid founded Smartronix, Inc. in 1995, and has extensive experience in business management and community relations. He served on the Historic Sotterley Inc. Board of Trustees from 2008 to 2018. Age 62. Director of the Bank and the Company since 2013.

Mr. Javaid provides the Board with significant management, strategic and operational knowledge through his experience as founder and president of an information technology and engineering solutions provider that has evolved from a start-up company to a company with over 650 employees. Mr. Javaid’s experience in the information technology industry, especially cyber security, provides the Board with valuable insight into the data security and reputational risk issues facing businesses.

John K. Parlett, Jr. is currently President of Parlett Affiliated Companies, LLC, a real estate development and property management firm in Charlotte Hall, Maryland primarily focusing on commercial rental properties; and President of Computech Systems, Inc., a nationally marketed company that designs instrumentation and other electrical components for the motorsports industry. Mr. Parlett also has an extensive history of community involvement. He has contributed his time and leadership experience to many organizations over the years including service organizations, community development groups and local government task forces. He has received many honors for his service, including the Jefferson Award Honoring Community and Public Service in America, the St. Mary’s Chamber of Commerce Community Service Award and the Governor William Donald Schaefer Salute to Excellence Award. Age 62. Director of the Bank since 2014 and Director of the Company since February 8, 2017.

Mr. Parlett provides the Board with important knowledge and insight necessary to guide the Company and its management through the various issues facing financial institutions.

Kathryn M. Zabriskie is president of Business Training Works, Inc., an employee-development firm specializing in soft-skills training, leadership development, and customer-experience initiatives. Ms. Zabriskie started the company in 2000. Since that time, she and her team have worked with hundreds of organizations across industries, including several members of the Fortune 50. Ms. Zabriskie holds an MBA from the University of Texas at Austin and a BA from George Mason University. She has served on several philanthropic boards and civic organizations in the Bank’s market. Age 46. Director of the Bank since 2013 and Director of the Company since February 8, 2017.

Ms. Zabriskie brings a depth and breadth of knowledge to the board related to best practices in employee development, human resources, facilitation, and organizational planning. Her experience working nationally, internationally, and across industries offers a broad perspective on issues related to training and development, corporate culture, managing and attracting talent, and planning for the future.

Item 2 — Ratification of the Independent Registered Public Accounting Firm

Dixon Hughes Goodman, which was the Company’s independent registered public accounting firm for 2017, has been retained by the Audit Committee of the Board of Directors to be the Company’s independent registered public accounting firm for 2018, subject to ratification by the Company’s stockholders. A representative of Dixon Hughes Goodman is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the votes cast at the annual meeting, the Audit Committee will consider other independent registered public accounting firms. In addition, if the ratification of the independent registered public accounting firm is approved by stockholders at the annual meeting, the Audit Committee may also consider other independent registered public accounting firms in the future if it determines that such consideration is in the best interests of the Company and its stockholders.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Dixon Hughes Goodman as the Company’s independent registered public accounting firm.

Item 3 — Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to express their views, on a non-binding basis, on the compensation of our named executive officers as disclosed in this proxy statement. This vote, which is often referred to as the “say-on-pay” vote, provides stockholders with the opportunity to endorse or not endorse the following resolution:

“Resolved, that the stockholders approve the compensation of the named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement.”

Because your vote is advisory, it will not be binding upon the Compensation Committee or the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of the named executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis is intended to provide stockholders with a description of the Company’s executive compensation philosophy, components of its executive compensation program, and the factors considered by the Compensation Committee (or “Committee” in this section) for determining executive compensation for our named executive officers (or “NEO” in this section) in 2017. Our 2017 named executive officers are our Chief Executive Officer, Chief Financial Officer and our next three most highly-compensated executive officers who were serving as an executive officer at the end of 2017. This compensation discussion and analysis should be read in conjunction with the compensation tables and associated narrative that follows.

Named Executive Officer	Title
William J. Pasenelli	President and Chief Executive Officer (CEO)
Todd L. Capitani	Executive Vice President and Chief Financial Officer (CFO)
James M. Burke	Executive Vice President and Chief Risk Officer (CRO)
Gregory C. Cockerham	Executive Vice President and Chief Lending Officer (CLO)
James F. Di Misa	Executive Vice President and Chief Operating Officer (COO)

Executive Summary

Our executive compensation program is structured to motivate and retain our named executive officers who are critical to our success. Our competitive salary and benefits program reflects a balanced and responsible pay approach while also considering the environment in which the Company operates. Our executive compensation program is designed to reward our named executive officers for delivering results and driving sustainable growth. We seek to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests.

2017 Performance Highlights

During 2017, the Company and its subsidiary, Community Bank of the Chesapeake, continued to successfully execute on its strategic longer-term objectives of increased profitability and shareholder value. We accomplished the increased profitability primarily by controlling expense growth and improved asset quality. The Company’s cost control efforts and continued asset growth continued to create operating leverage1 in 2017. Pretax income increased $4.6 million or 39.3% to $16.3 million for the year ended December 31, 2017 compared to $11.7 million for the year ended December 31, 2016. The Company’s pretax returns on average assets and common stockholders’ equity for 2017 were 1.19% and 14.88%, respectively, compared to 0.96% and 11.36%, respectively, for 2016. 2017 net income was impacted by the passage of the Tax Cuts and Jobs Act in December 2017, as well as for merger and acquisition costs related to the County First acquisition that closed in January 2018. Below are a few highlights of our 2017 performance:

•	Net income for year ended December 31, 2017 was $7.2 million or $1.56 per diluted share compared to $7.3 million or $1.59 per diluted share for the year ended December 31, 2016. There were two primary reasons net income for the comparable years was flat:
º	Net income in 2017 decreased $2.7 million due to the one-time adjustment of deferred tax assets for the recently enacted Tax Cuts and Jobs Act; and,
º	Net income in 2017 decreased $724,000, net of tax, for expenses associated with the acquisition of County First Bank.

The tax adjustments and the merger and acquisition costs resulted in a reduction of earnings per share of approximately $0.75 per share for 2017. The Company’s after-tax returns on average assets and common stockholders’ equity for 2017 were 0.52% and 6.55%, respectively, compared to 0.60% and 7.09%, respectively, for 2016.

[1]	Operating leverage occurs when the Company increases its assets, and by extension its net interest income, while limiting increases in noninterest expense. In order for this to be effective, the Company must simultaneously pursue the following: increase the asset size while maintaining asset quality, increase funding at an economically viable cost, and control noninterest expense growth.

•	We completed a very strong 2017 with operating net income[2] growing at a record pace for the Company. Operating earnings per share increased to $2.31 per share, an increase of $0.72 or 45% from $1.59 per share in 2016.
•	We significantly increased operating return on average assets (“ROAA”) and operating return on average common equity (“ROACE”) compared to the prior year. Operating ROAA increased 18 basis points from 0.60% in 2016 to 0.78% in 2017. Operating ROACE increased 261 basis points from 7.09% in 2016 to 9.70% in 2017.
•	The Company’s efficiency ratio[3] was 63.40% for the year ended December 31, 2017 compared to 67.40% for the year ended December 31, 2016.
•	Net charge-offs of 0.03% of average loans were the lowest since before the financial crisis (2007 was 0.04%).
•	We successfully completed our legal merger with County First Bank on January 1, 2018. The acquisition of included $160 million of stable low-cost deposit transaction accounts that will fund planned loan growth in 2018. The costs savings expected in the second half of 2018 should complement the Company’s strategy to enhance net interest income while we remain focused on creating operating leverage.
•	During 2017, balance sheet growth was proportional with deposit growth of $67.4 million slightly exceeding loan growth of $61.1 million. Deposits increased by 6.5%, or $67.4 million, to $1,106.2 million at December 31, 2017 compared to $1,038.8 million at December 31, 2016. Retail deposits, which include all deposits except traditional brokered deposits, increased a total of $79.4 million, comprised of increases in transaction accounts of $48.6 million and time deposits of $30.8 million. These retail increases to deposits were partially offset by a decrease to brokered deposits of $12.0 million.
•	Our one-year total shareholder return (TSR) was 33.64%, which was in the 96th percentile in our compensation peer group. Our stock performance improved during 2017 increasing from $29.00 per share on December 30, 2016 to $38.30 per share on December 29, 2017.

2017 Key Compensation Decisions and Actions

The following is a summary of key actions taken by the Compensation Committee on executive compensation in 2017:

Base Salaries:  Base salary increases for the NEOs ranged between 1% and 5% in 2017 to reward for individual performance.

2017 Short-Term Incentive Awards:  Incentive payouts for all NEOs equaled 45% of base salary reflecting very strong corporate performance achievements across the predetermined performance metrics as well as other significant corporate and individual performance achievements during the year.

2017 Long-Term Incentives:  A quarter (25%) of the earned short-term incentive award was paid to the executives in shares of restricted stock which vest over a three-year period.

Say-On-Pay Vote Results

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation. At the Company’s 2017 annual meeting of stockholders, approximately 94.8% of the votes cast on the say-on-pay proposal were voted for the proposal, demonstrating support of the Committee’s executive pay decisions.

[2]	Operating net income is defined by the Company as net income before merger and acquisition costs and the deferred tax adjustment for Tax Cuts and Jobs Act. Operating earnings per share, operating return on average assets and operating return on average common equity is calculated using adjusted operating net income. See Non-GAAP reconciliation schedule that immediately follows: Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations.
[3]	Efficiency Ratio — noninterest expense divided by the sum of net interest income and noninterest income.

The Committee considers the results of the Company’s say-on-pay votes when making compensation decisions for the named executive officers, along with the other factors discussed in this CD&A.

Our Governance Practices

The Committee believes that the application of the executive compensation philosophy requires a compensation program design which considers a balanced evaluation of performance. Committee discretion, flexibility and judgement are essential to its ability to deliver incentive compensation that focuses on short term performance results and progress toward longer term initiatives which allow the Company to enhance shareholder value. The following table includes important features of our executive compensation program:

•	Performance measures and individual goals for incentive compensation are linked to strategic, operating and financial goals designed to create long-term shareholder value.
•	Our compensation program includes features intended to discourage employees from taking unnecessary and excessive risks, including balanced performance metrics, emphasis on long-term shareholder value creation, and clawback provisions.
•	We have stock ownership guidelines for our executives requiring them to hold substantial equity ownership.
•	The Compensation Committee engages its own independent compensation consultant to review the Company’s executive compensation program and practices.
•	Our employment agreements include a double trigger for payment upon a change in control.
•	We conduct an annual Say-on-Pay advisory vote with stockholders.

What Guides Our Executive Compensation Program

Our Compensation Philosophy

Our compensation philosophy is grounded on the following guiding principles:

Team-Based Approach.  Each named executive officer is a member of the Company’s executive team. The Company’s executive compensation program is intended to promote and maintain stability within the executive team. As such, compensation levels amongst the NEOs are closely aligned and their incentive opportunities are linked to similar performance metrics.

Performance Expectations.  The Company has clear performance expectations of its officers that are reinforced by its performance review and compensation programs. First, each executive officer must demonstrate exceptional personal performance in order to remain part of the executive team. Second, each executive officer must contribute to the Company’s overall success, rather than focus solely on specific objectives within the officer’s area of responsibility.

Internal Equity.  Because the Company’s executive officers operate as a team, the Committee considers internal pay equity to be an important factor in its decisions on executive compensation. As a result, the incentive portion of compensation awarded to each of the Company’s executive officers in 2017 was generally the same percentage of salary.

Ownership.  We believe executives should have an ownership position in our Company. A meaningful portion of the annual incentive is paid in restricted stock. The Company has in place stock ownership guidelines for its executive officers (ranging between 1x – 2x base pay).

Principal Elements of Pay

The executive compensation program for named executive officers reflects our compensation philosophy and uses a full range of pay components to achieve our objectives. We believe that we can meet the objectives of our compensation philosophy by reaching a balance among base salary, short-term incentives and long-term incentives for our named executive officers.

The Company’s executive compensation program consists of four components: base salary, annual cash incentives, equity awards, and benefits.

The allocation of base salary and performance-based compensation (short-term cash incentives and equity awards) varies depending upon the role of a named executive officer in our organization and his or her individual performance and achievements in support of our strategic objectives. The allocation of base salary, annual incentive compensation and equity based compensation for our named executive officers in 2017 is illustrated in the chart below.

Our Decision-Making Process

Role of the Compensation Committee.  The Committee is responsible for overseeing and administering the Company’s employee benefit plans and policies. The Committee determines all compensation for the named executive officers. Each year, the Committee conducts an evaluation of each executive officer to determine if any changes in the officer’s compensation would be appropriate based on the considerations described above.

The Committee is composed of at least three directors who are determined to be “independent directors” as defined by NASDAQ Rule 5605(d) (2) (A). The members of the Committee are appointed annually by the Board of Directors. Four members of the Company’s Board of Directors serve on the Committee, each of whom is an “independent director”. The Chair of the Committee reports to the Company’s Board regarding Committee actions.

Compensation Committee Interlocks and Insider Participation.  No member of the Committee is a current or former officer or employee of the Company or any of its subsidiaries. There are no compensation committee interlocks with other entities with respect to any such member.

Role of Management.  At the Committee’s request, Mr. Pasenelli, our Chief Executive Officer, provides input regarding the performance and appropriate compensation of the other executive officers. The Committee considers Mr. Pasenelli’s evaluation of the other executive officers because of his direct knowledge of each executive officer’s performance and contributions. In accordance with NASDAQ rules, Mr. Pasenelli is not present when his compensation is being discussed or approved.

Role of the Compensation Consultant.  In 2017, the Committee retained the services of Pearl Meyer & Partners, LLC (Pearl Meyer) to perform a competitive assessment of our executive compensation programs, as well as to provide guidance on the changing regulatory environment governing executive compensation. The Committee assessed the independence of Pearl Meyer pursuant to SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant to the Committee.

The executive compensation review included an assessment of our financial performance relative to peers and a review of equity compensation and bonuses for named executive officers. The Committee sought input from Pearl Meyer on a range of external market factors, including evolving compensation trends, appropriate peer companies, and market survey data. The compensation assessment provided the Committee with a broad array of information from which to assess the effectiveness of our compensation programs and served as a foundation for 2018 compensation decisions.

Compensation Peer Group and Benchmarking.  The following peer group was used in making pay decisions in early 2017 for our NEOs. In determining the compensation peer group, the Committee selected publicly traded banks from Maryland and Virginia with assets ranging approximately one half to two times our asset size ($700 million to $2.6 billion)

Access National Corporation	Middleburg Financial Corporation
American National Bankshares, Inc.	National Bankshares, Inc.
C&F Financial Corporation	Old Line Bancshares, Inc.
Community Bankers Trust Corporation	Old Point Financial Corporation
Eagle Financial Services, Inc.	Shore Bancshares, Inc.
F&M Bank Corp.	Southern National Bancorp of Virginia, Inc.
First United Corporation	WashingtonFirst Bankshares, Inc.
Howard Bancorp, Inc.	Xenith Bankshares, Inc.

In the Fall of 2017 and with the assistance of Pearl Meyer, the Committee updated the compensation peer group in light of its pending merger with County First Bank which was due to close in early 2018. The peer group was identified based, generally, on the following criteria:

•	Publicly-traded commercial banks
•	Located in MD, VA, NJ, PA and NC
•	Asset size range of 0.5 to 2 times our anticipated asset size at the close of the merger ($1.7 billion)
•	Comparable business models

The resulting peer group which was used in making pay decisions for 2018 consisted of the following 17 banks ranging in assets between $1.1 billion and $3.4 billion.

Access National Corporation	National Bankshares, Inc.
ACNB Corporation	Old Line Bancshares, Inc.
BCB Bancorp, Inc.	Orrstown Financial Services, Inc.
Bryn Mawr Bank Corporation	Penns Woods Bancorp, Inc.
C&F Financial Corporation	Peoples Financial Services Corp.
Codorus Valley Bancorp, Inc.	The Community Financial Corporation
Community Bankers Trust Corporation	Republic First Bancorp, Inc.
HomeTrust Bancshares, Inc.	Unity Bancorp, Inc.
Howard Bancorp, Inc.

The following summary data for the peer group was obtained from SNL Financial’s database as of December 31, 2017:

Percentile	Total Assets ($)
25th Percentile	$1,469,743
50th Percentile	$1,658,420
75th Percentile	$2,208,292
Community Financial (post-merger)	$1,700,000
Community Financial Percentile Rank	53rd

The Committee reviews both compensation and performance at peer companies to inform its decision-making process so it can set total compensation levels that it believes are commensurate with the market and the Company’s scope and performance. The Committee refers to executive compensation studies prepared by its independent consultants when it reviews and approves executive compensation. The studies reflect compensation levels and practices for executives holding comparable positions at peer group companies, which help the Committee set compensation at competitive levels. The Committee’s primary selection criteria are industry (commercially focused banks), asset size, and geography. The Committee compares each executive officer’s base salary, target total cash compensation, and target long-term incentive compensation value to amounts paid for similar positions at peer group companies.

The Committee believes that the market median is a useful reference point in helping to achieve the executive compensation program objectives. However, the Committee also considers other factors when setting compensation; and target total direct compensation for each executive may vary from the market median based on the factors the Committee considers relevant each year, including particular job responsibilities and scope, adjustments for individual skills and expertise, and internal pay equity.

The Committee’s executive compensation determinations are the result of the Committee’s business judgment, which is informed by the experiences of the members of the Committee and market data.

2017 Executive Compensation Decisions

The Committee began its work on executive compensation for 2017 by assessing competitive market compensation using a number of data sources including publicly disclosed information on a selected peer group of publicly traded banking organizations similar in asset size and geographic region. Consideration was given to the Company’s 2016 financial performance and the goals and objectives set forth in the Company’s strategic plan. In 2016, the Committee implemented a scorecard approach to executive incentive awards by establishing threshold, target and maximum incentive opportunities tied to a number of performance factors. The Committee did not make any significant changes to the compensation program for 2017.

The Committee approved modest increases to base salaries for 2017. Incentive award targets and objectives were aligned with the annual strategic plan approved by the board. Based on the Company’s performance and the achievement of specific strategic objectives, the Committee approved cash and equity awards as described under Performance-Based Incentive Compensation and Long-Term Equity Awards sections.

Base Salaries.  Competitive base salaries are critical in attracting and retaining our executives. We establish base salaries and assess market competitiveness by comparing our executives’ qualifications, experience, and responsibilities as well as their individual performance and value with similar positions among our peers.

The following table reflects each active named executive officer’s increase in base pay for 2017 as well as increases for 2018, based on 2017 performance and market data.

Executive	Title	2016 Salary	2017 Salary	% Increase	2018 Salary	% Increase
William J. Pasenelli	President & CEO	$408,000	$412,000	0.98%	$440,000	6.80%
Todd L. Capitani	EVP, CFO	278,154	285,000	2.46%	298,000	4.56%
James M. Burke	EVP, CRO	290,980	305,000	4.82%	336,000	10.16%
Gregory C. Cockerham	EVP, CLO	290,980	294,000	1.04%	320,000	8.84%
James F. Di Misa	EVP, COO	290,980	294,000	1.04%	320,000	8.84%

Historically, Messrs. Pasenelli, Burke, Cockerham and Di Misa received $15,000 each year for their service on the Bank’s Board of Directors. The Committee chose to roll these fees into their base salaries beginning in 2018 and therefore, the percent increases reflect this action. Excluding the $15,000 increase, base pay increases range between 3% and 5% for the NEOs.

Annual Performance-Based Incentive Compensation.  We maintain a short-term annual compensation plan which allows us to provide our active named executive officers with the opportunity to earn incentive compensation for achieving specific Company performance goals. The plan ties incentive payments to achievement levels in several key performance areas. A portion of the incentives, once earned, is paid in restricted stock which vests in thirds beginning on the first anniversary of the grant date.

For the 2017 year, the performance factors included ROAA, EPS growth and efficiency ratio. The plans for the CEO and Chief Risk Officer also included non-performing assets as a percentage of total assets. These criteria were chosen because they reflect commonly recognized measures of overall company performance and are associated with shareholder value creation. The plan included threshold, target and maximum levels of performance for each performance factor and a corresponding payout, weighted as a percentage of salary, to each of the named executive officers based upon actual achievement. The annual bonus opportunity for the CEO ranged from 18% to 30% of base salary and 17.5% to 27.5% for the other named executive officers. At the end of the year, the Committee determines the amount of the bonus to be paid to each executive officer by comparing the Company’s financial results to the performance goals. For 2017, ROAA and EPS growth exceeded maximum performance levels, efficiency ratio aligned slightly below target, and non-performing assets achieved performance slightly above target.

Based upon actual performance across these corporate performance metrics, the executives earned the following incentive awards:

Executive	Title	Short-Term Annual Incentive Award	% of 2017 Salary
William J. Pasenelli	President & CEO	$107,120	26%
Todd L. Capitani	EVP, CFO	72,319	25%
James M. Burke	EVP, CRO	74,725	25%
Gregory C. Cockerham	EVP, CLO	74,603	25%
James F. Di Misa	EVP, COO	74,603	25%

In addition to the earned incentive award, the Committee awarded each executive a supplemental bonus which was intended to recognize significant improvement in performance metrics which weren’t included in the 2017 annual incentive plan such as stock performance and shareholder return, as well as individual performance achievements during the year.

Executive	Title	Supplemental Bonus Award	% of 2017 Salary
William J. Pasenelli	President & CEO	$77,880	19%
Todd L. Capitani	EVP, CFO	55,681	20%
James M. Burke	EVP, CRO	62,275	20%
Gregory C. Cockerham	EVP, CLO	57,398	20%
James F. Di Misa	EVP, COO	57,398	20%

The Compensation Committee, at its discretion, has the ability to adjust for one-time non-recurring charges. Through its deliberations, the Compensation Committee decided to adjust for the effects of the expenses associated to the acquisition of County First Bank as well as the impact of the $2.7 million write-off of our net deferred tax asset as a result of the Tax Cuts and Jobs Act enacted in December 2017. In awarding the supplemental bonus, the Compensation Committee considered the Company’s strong performance and enhanced profitability as discussed in the 2017 Performance Highlights section above, which was accomplished during a year in which the Company’s management team was working through the acquisition of County First Bank that legally closed on January 1, 2018.

The supplemental bonus awards are included in the table below. See also “Executive Compensation — Summary Compensation Table” for the bonus earned by our active named executive officers in 2017.

Total incentive awards to executive officers for 2017 performance, including annual incentive awards and supplemental bonuses, totaled 45% of base salary. Each named executive officer received 25% of the 2017 total incentive award in restricted stock. The restricted stock awards vest over a three year period, beginning on the first anniversary of the grant date.

Executive	Title	2017 Annual Award	% of Salary	25% of Award Paid in Equity
William J. Pasenelli	President & CEO	$185,000	45.00%	$46,250
Todd L. Capitani	EVP, CFO	128,000	45.00%	32,000
James M. Burke	EVP, CRO	137,000	45.00%	34,250
Gregory C. Cockerham	EVP, CLO	132,000	45.00%	33,000
James F. Di Misa	EVP, COO	132,000	45.00%	33,000

See “Grant of Plan-Based Awards” for information on the value of each active named executive officer’s incentive opportunity for 2017.

For 2018, the Company adopted an incentive plan for the named executive officers that is similar in structure to the plan for the 2017 year. The 2018 plan retains several metrics (profitability, efficiency ratio and non-performing assets) and ROAA will continue to be the most heavily weighted performance measure. In 2018, the plans for the CEO and EVP, Chief Risk Officer (this individual also serves as the Bank’s President) will again include the asset quality metric. The 2018 plan will include a holistic assessment component for all executives which will encompass individual performance and achievements, successful execution of strategic initiatives and other qualitative factors which may not be effectively measured by the plan’s performance metrics. The holistic component will replace the additional discretionary bonus award which has historically been provided in addition to the earned EIP awards. In 2018 the target bonus opportunity will be 35% of base salary for the CEO and 30% of base salary for the NEOs. The incentive opportunity between threshold and stretch performance will range between 50% and 150% of target. The Compensation Committee approved this plan on March 7, 2018.

Long-Term, Equity Based Compensation.  The Committee believes that equity should represent a meaningful portion of executive compensation to align the interests of our executives and stockholders. Additionally, we believe that equity provides for a longer-term retention tool. These ownership and retention objectives are supported by paying a portion of incentives in restricted stock and through the use of time-based vesting for equity awards. The Committee makes an annual determination as to who will receive equity awards, the type of awards, vesting conditions, and level of the awards. All equity grants made to named executives have a minimum three year vesting period. In addition, we require certain levels of stock ownership as described in the Compensation Philosophy section above.

For 2017, no executives received additional equity awards outside of what was provided through the short-term incentive plan (25% of earned incentive award was paid in restricted stock).

Committee Discretion

The Committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Company performance shortfalls. The Committee also retains the discretion to increase awards or consider special awards for significant performance or due to subjective factors, or exclude extraordinary non-recurring results. For purposes of 2017 incentive payout calculations, the Committee awarded executives a supplemental incentive amount in addition to the amounts earned in the annual incentive plan as described in the section above.

Other Compensation Guidelines, Practices and Policies

Stock Ownership Guidelines

Under the Company’s stock ownership guidelines, our CEO is expected to own shares of Company common stock that have a value equal to 2.0 times his base salary. The EVP, CRO (this individual also serves as the Bank’s President) is expected to own shares with a value equal to 1.5 times his base salary and other named executives must own 1.0 times their salary. Until these target ownership levels are reached, an executive must retain 100% of his or her net shares from any vested awards (after taxes and any exercise price). All named executive officers met the minimum stock ownership requirements at the end of 2017. Because an executive officer must retain 100% of net shares acquired from equity awards until the specified target of ownership is met, there is no minimum time period required to achieve the target level of ownership.

Risk Considerations

In addition to our guiding principles, the Company engages in the following practices to ensure its executive compensation program is aligned with stockholders’ interests and protects us against risk. We believe that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. The Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. In this regard, our executive compensation program includes, among other things, the following design features:

•	Variable compensation based on a variety of performance goals
•	Committee discretion to lower annual incentive award amounts

•	Balanced mix of short-term and long-term incentives
•	Stock ownership requirements
•	Claw-back provisions

The Committee conducts an annual evaluation of all of the Company’s compensation programs, policies and practices to ensure that compensation policies and incentive compensation programs in place are not reasonably likely to have a material adverse impact on the Company and do not encourage our employees to excessive risks.

Employment Agreements.  Our named executive officers have employment agreements that protect both the Company and our named executive officers in the event of certain separation events including termination following a change-in-control. Our employment agreements include a double trigger for payment upon a change in control. The Committee believes the terms of our employment agreements are in line with industry standards and are necessary to maintain a stable management team. See “Executive Compensation — Employment Agreements” for information on the terms and conditions of the employment agreements with our active named executive officers.

Benefits and Perquisites

Our objective is to attract and retain talented executive officers who will make positive contributions to the overall success of the Company. The Committee feels that the benefits offered to named executives are effective in achieving retention objectives and maintaining stability within the management team. These types of benefits are commonly offered by peers within the industry.

The Company offers named executives the following additional executive benefits and perquisites.

Retirement Benefits.  In addition to participation in the Bank’s employee stock ownership program and 401(k) plan, our active named executive officers are eligible for retirement benefits under the following non-qualified deferred compensation arrangements:

Pension Benefits.  The Company maintains Supplemental Executive Retirement Plans (SERPs) and Salary Continuation Agreements (SCAs) with each of the named executives which provide additional compensation at retirement or upon termination of employment due to death, disability, or a change of control. The SERPs and SCAs aim to provide named executives a percentage of projected final base salary for 15 years following retirement at age 65. The targets are based on final projected base salary and are approximately thirty-five percent (35%) for the CEO and twenty-five percent (25%) for our other named executives. See “Executive Compensation — Pension Benefits” for additional information on these arrangements.

Executive Deferred Compensation Plan.  The Company maintains a voluntary deferred compensation plan in which our named executives can defer all or a portion of their base salaries. Participants may elect to have their deferred account balances credited with earnings based on the consolidated ROE of the Company and/or the rate of return of mutual funds available as deemed investment options. See “Executive Benefits — Nonqualified Deferred Compensation” for additional information.

Life Insurance.  The CEO has pre-retirement split dollar and supplemental life insurance benefits of $1 million and the other named executives have $500 thousand.

Other Benefits.  The named executive officers are also eligible to participate in the Company’s health and welfare programs and other broad-based programs on the same basis as other employees.

Accounting and Tax Considerations

The Committee considers the accounting and tax implications of compensation plans prior to making any changes. To the extent required by law, the Committee has structured the compensation program to comply with Section 162(m) and Section 409A of the Internal Revenue Code (the “Code”).

Section 162(m) of the Internal Revenue Code (the “Code”) places a $1 million limit on the amount of compensation the Company can deduct in any one year for compensation paid to the NEOs. Prior to tax reform in 2018, this included our chief executive officer and the three most highly-compensated executive officers employed by the Company at the end of the year, and also included an exception for “performance-based compensation” Following tax reform the limitation also applies to our CFO and anyone who has served as an NEO since 2017, with the performance-based compensation limitation being repealed. While the Committee considers the deductibility of awards as one factor in determining executive compensation, it also looks at other factors in making its decisions, as noted above, and retains the flexibility to grant awards it determines to be consistent with the Company’s goal for its executive compensation program, even if the award is not deductible by the Company for tax purposes.

In general, prior to 2018 the Company’s performance-based cash bonuses were designed to qualify for tax deductibility because they are paid based on achievement of pre-determined performance goals established by the Committee pursuant to its incentive plans. There are certain transition rules that may allow for further extension of the performance-based exception, but rules have not yet been promulgated.

Responsible Equity Practices.  The grant date for all equity awards is established when the grants and all key terms are approved by the Board or the Compensation Committee. Our 2015 Equity Compensation Plan includes prohibitions on the repricing of stock options without stockholder approval.

Prohibition on Hedging and Short Sales.  The Company prohibits short sales and transactions in derivatives of Company securities, including hedging transactions, for all directors and officers of the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has received and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the section of this proxy statement entitled Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

March 7, 2018

Louis P. Jenkins, Jr., Chair
Joseph V. Stone, Jr.
Austin J. Slater, Jr.
Kathryn Zabriskie

EXECUTIVE COMPENSATION

Summary Compensation Table.  The following table provides information concerning total compensation earned or paid to the Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers of the Company who served in such capacity as of December 31, 2017. These five officers are referred to as the named executive officers in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
William J. Pasenelli President and Chief Executive Officer	2017	$412,000	$157,250	$18,905	$167,887	$48,466	$804,508
	2016	408,000	97,920	62,707	151,044	59,240	778,911
	2015	423,692	67,320	76,420	137,026	60,638	765,096
Todd L. Capitani Executive Vice President and Chief Financial Officer	2017	$285,000	$108,800	$12,503	$47,332	$26,124	$479,759
	2016	278,154	64,751	47,559	42,548	24,212	457,224
	2015	285,992	41,807	56,076	38,154	20,244	442,273
James M. Burke Executive Vice President and Chief Risk Officer	2017	$305,000	$116,450	$13,077	$47,923	$25,930	$508,380
	2016	290,980	67,658	47,829	44,378	28,656	479,501
	2015	299,180	43,735	57,325	41,079	24,870	466,189
Gregory C. Cockerham Executive Vice President and Chief Lending Officer	2017	$294,000	$112,200	$13,077	$92,581	$31,536	$543,394
	2016	290,980	67,658	47,829	80,809	34,213	521,489
	2015	299,180	43,735	57,325	73,700	27,421	501,361
James F. Di Misa Executive Vice President and Chief Operating Officer	2017	$294,000	$112,200	$13,077	$111,803	$32,553	$563,633
	2016	290,980	67,658	47,829	66,263	21,727	494,457
	2015	299,180	43,735	57,325	61,122	24,451	485,813

(1)	Includes incentive payments earned in 2017 under the Company’s annual incentive plan as well as discretionary bonus amounts earned. See “Compensation Discussion & Analysis” for information on the 2017 discretionary bonuses.
(2)	Represents the aggregate grant date fair value of the granting of 626, 414, 433, 433 and 433 shares of restricted stock awards to Messrs. Pasenelli, Capitani, Burke, Cockerham and Di Misa respectively, computed in accordance with FASB ASC Topic 718 based on a per share price of $30.20, on the date of grant for awards under the annual incentive plan in 2017.
(3)	Represents the sum of above-market earnings under the Community Bank of the Chesapeake Executive Deferred Compensation Plan and the aggregate change in the present value of accumulated benefits under the Supplemental Executive Retirement Plans (“SERPs”) and Salary Continuation Agreements (“SCAs”) from the prior completed fiscal year to the current fiscal year. Includes above market earnings under the Bank’s Executive Deferred Compensation Plan in the amounts of $2,879 and $7,209 for Messrs. Pasenelli and Cockerham respectively. Includes an aggregate change in the present value of accumulated benefits under the SERPs and SCAs of $165,008, $47,332, $47,923, $85,372, and $111,803 for Messrs. Pasenelli, Capitani, Burke, Cockerham and Di Misa, respectively.

(4)	Details of the amounts reported in the “All Other Compensation” column for 2017 are provided in the table below.

Item	Pasenelli	Capitani	Burke	Cockerham	Di Misa
Directors’ fees	$18,975	$—	$—	$—	$—
Market value of allocations under the employee stock ownership plan	3,654	3,654	3,654	3,654	3,654
Employer contribution to 401(k) Plan	17,351	13,550	16,454	18,896	20,046
Imputed income under split-dollar life insurance arrangement	1,620	476	408	1,023	835
Automobile	4,863	6,850	3,805	2,503	6,409
Club dues	—	—	—	3,851	—
Dividends paid on unvested restricted stock	1,780	1,371	1,386	1,386	1,386
Group term life benefit	223	223	223	223	223

Grants of Plan-Based Awards.  The following table provides information concerning our grants of plan-based awards for the named executive officers during fiscal 2017 under The Community Financial Corporation 2015 Equity Compensation Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares(2)	Grant Date Fair Value of Stock Awards(3)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
William J. Pasenelli		$74,160	$90,640	$123,600
	2/09/2017							626	$18,905
Todd L. Capitani		49,875	59,850	79,800
	2/09/2017							414	12,503
James M. Burke		53,375	64,050	85,400
	2/09/2017							433	13,077
Gregory C. Cockerham		51,450	61,740	82,320
	2/09/2017							433	13,077
James F. Di Misa		51,450	61,740	82,320
	2/09/2017							433	13,077

(1)	Total incentive opportunity under the annual executive incentive plan for 2017 performance. At the end of the plan year the incentive is determined based upon actual performance and 75% of the incentive amount will be paid in cash and 25% will be issued in restricted stock. Actual number of shares of restricted stock issued will be calculated after the end of the performance period based on the fair market value on the date of stock issuance.
(2)	Represents number of shares of restricted stock earned under the annual incentive plan for the 2016 performance period and discretionary stock awards issued in 2017.
(3)	Represents the grant date fair value of restricted stock awards earned under the annual incentive plan for the 2016 performance period and discretionary stock awards issued in 2017 based on a per share price of $30.20 on the date of grant for awards for Messrs. Pasenelli, Capitani, Burke, Cockerham and Di Misa.

Employment Agreements.  The Community Financial Corporation and Community Bank of the Chesapeake maintain employment agreements with each of the named executive officers. The term of the employment agreements with Messrs. Pasenelli, Capitani, Burke, Cockerham and Di Misa are automatically extended by one day each day so that the term remains at three years, until either party gives notice to the other of its intent to stop the renewal of the term of the agreement or if the officer’s employment with the Bank terminates, whether by resignation, discharge or otherwise. Among other things, the agreements provide for an annual salary, participation in any stock option plan or incentive compensation plan to the extent authorized by the Company’s Board of Directors and for participation in pension, group life insurance, medical coverage and in other employee benefits applicable to senior executives of the Bank.

See “Retirement Benefits” and “Other Potential Post-Termination Benefits” for a discussion of benefits and payments the named executive officers may receive under the employment agreements upon their retirement or termination of their employment.

Outstanding Equity Awards at Fiscal Year End.  The following table provides information concerning unexercised options for each of the named executive officers outstanding as of December 31, 2017.

	Option Awards(1)					Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
William J. Pasenelli	01/13/2014	—	—	—	—	400	(3)	$15,320
	01/23/2015	—	—	—	—	950	(4)	36,385
	01/21/2016	—	—	—	—	2,015	(5)	77,175
	02/09/2017	—	—	—	—	626	(6)	23,976
Todd L. Capitani	01/13/2014	—	—	—	—	300	(3)	$11,490
	01/23/2015	—	—	—	—	840	(4)	32,172
	01/21/2016	—	—	—	—	1,529	(5)	58,561
	02/09/2017	—	—	—	—	414	(6)	15,856
James M. Burke	01/13/2014	—	—	—	—	300	(3)	$11,490
	01/23/2015	—	—	—	—	850	(4)	32,555
	01/21/2016	—	—	—	—	1,538	(5)	58,905
	02/09/2017	—	—	—	—	433	(6)	16,584
Gregory C. Cockerham	01/13/2014	—	—	—	—	300	(3)	$11,490
	01/23/2015	—	—	—	—	850	(4)	32,555
	01/21/2016	—	—	—	—	1,538	(5)	58,905
	02/09/2017	—	—	—	—	433	(6)	16,584
James F. Di Misa	01/13/2014	—	—	—	—	300	(3)	$11,490
	01/23/2015	—	—	—	—	850	(4)	32,555
	01/21/2016	—	—	—	—	1,538	(5)	58,905
	02/09/2017	—	—	—	—	433	(6)	16,584

(1)	No options are outstanding as of December 31, 2017.
(2)	Based upon the Company’s closing stock price of $38.30 per share at December 29, 2017.
(3)	Shares vest in five equal annual installments beginning on January 13, 2014.
(4)	Shares vest in five equal annual installments beginning on January 23, 2015.
(5)	Shares vest in three equal annual installments beginning on January 21, 2017.
(6)	Shares vest in three equal installments beginning on February 9, 2018.

Option Exercises and Stock Vested.  The following table provides information concerning the vesting of stock awards for each named executive officer, on an aggregate basis, during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
William J. Pasenelli	4,344	$46,915	2,458	$73,609
Todd L. Capitani	—	—	1,787	53,511
James M. Burke	1,865	12,682	1,810	54,200
Gregory C. Cockerham	4,407	42,351	1,810	54,200
James F. Di Misa	1,865	13,615	1,810	54,200

(1)	The value realized upon vesting is equal to the aggregate fair market value on the date of vesting, multiplied by the number of shares exercised.

Pension Benefits.  The following table provides information about the participation of executive officers in our retirement programs as of December 31, 2017. See “Retirement Benefits” for a discussion of the material terms and conditions of payments under the salary continuation agreements and supplemental executive retirement plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William J. Pasenelli	Supplemental Executive Retirement Plan – 2011	7	$279.851	$—
	Supplemental Executive Retirement Plan – 2014	4	160,178	—
	Salary Continuation Agreement – 2003	17	403,045	—
	Salary Continuation Agreement – 2006	12	102,806	—
Todd L. Capitani	Supplemental Executive Retirement Plan – 2011	7	$100,041	—
	Supplemental Executive Retirement Plan – 2014	4	79,214	—
James M. Burke	Supplemental Executive Retirement Plan – 2011	7	$83,053	—
	Supplemental Executive Retirement Plan – 2014	4	9,295	—
	Salary Continuation Agreement – 2006	12	246,272	—
Gregory C. Cockerham	Supplemental Executive Retirement Plan – 2011	7	$79,700	—
	Supplemental Executive Retirement Plan – 2014	4	16,220	—
	Salary Continuation Agreement – 2003	29	570,007	—
	Salary Continuation Agreement – 2006	12	39,901	—

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
James F. Di Misa	Supplemental Executive Retirement Plan – 2011	7	$145,364	—
	Supplemental Executive Retirement Plan – 2014	4	18,579	—
	Salary Continuation Agreement – 2006	12	360,062	—

Nonqualified Deferred Compensation.  The following table provides information with respect to the 2017 accrued balances for each of the named executive officers who participate in the Executive Deferred Compensation Plan. See “Retirement Benefits” for a discussion of this plan.

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
William J. Pasenelli	Executive Deferred Compensation Plan	$41,200	$—	$4,228	$32,629	$43,226
Gregory C. Cockerham	Executive Deferred Compensation Plan	58,475	—	10,541	—	146,044

PAY RATIO DISCLOSURE

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring the annual disclosure of the ratio of the median employee’s annual total compensation to the total compensation of the principal executive officer (“PEO”). This ratio is commonly referred to as the “CEO Pay Ratio.” The Company’s PEO is Mr. Pasenelli, the Chief Executive Officer (“CEO”).

For 2017, the annual total compensation of our CEO was 21.1 times that of the Company’s median employee, based on annual total compensation of $804,508 for Mr. Pasenelli and $38,124 for the median employee.

The median employee was identified using a listing of all employees as of December 31, 2017, and calculating the median amount of total 2017 compensation as it would be reported based on the IRS instructions for Box 5, Medicare wages and tips. Actual amounts reported on Box 5 for 2017 were used for all employees. As applicable, compensation reported on Box 5 included the amount paid in 2017 for salary, bonus, non-equity incentive plan (cash) awards, along with any amount deferred by the employee to the 401(k) Plan and Trust and the imputed value of the cost of group term life insurance and certain perquisites. Compensation reported on Box 5 also included any amounts that vested in 2017 for SERP benefits and for stock awards (based on the market value of the stock on the vesting date). Compensation deferred at the election of the Company’ officers, and the amount of employer contributions to the ESOP Plan, were excluded from Box 5.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

RETIREMENT BENEFITS

The Bank maintains Salary Continuation Agreements (the “SCAs”) with Messrs. Pasenelli, Burke, Cockerham and Di Misa to provide the executives with additional compensation at retirement or upon termination of employment due to death, disability or a change in control. Messrs. Pasenelli, Burke, Cockerham and Di Misa are entitled to a total annual benefit for a period of 15 years of $92,212, $101,000, $77,035, and $65,000 respectively, upon normal retirement at or after age 65. A reduced benefit is payable if the executive retires before normal retirement age. The annual benefits are payable on a monthly basis to the executives or their designated beneficiaries.

The Bank also maintains 2011 and 2014 supplemental executive retirement plans (the “SERPs”) with each of Messrs. Pasenelli, Capitani, Burke, Cockerham and Di Misa to provide the executives with additional compensation at retirement or upon termination of employment due to death, disability or a change in control. If he remains employed with the Bank until his normal retirement age of 65, Messrs. Pasenelli, Capitani, Burke, Cockerham and Di Misa are entitled to receive an accrued retirement benefit payable annually for a period of 15 years of $124,974, $154,711, $77,434, $13,087, and $50,020, respectively. A reduced benefit is payable if the executive retires before normal retirement age or terminates service with the Bank for other reasons. See “Other Potential Post-Termination Benefits” for a discussion of benefits Messrs. Pasenelli, Capitani, Burke, Cockerham and Di Misa may receive under his respective SERPs.

The Bank maintains an Executive Deferred Compensation Plan under which Messrs. Pasenelli, Capitani, Burke, Cockerham and Di Misa may defer all or any portion of their base salary. Deferred amounts may be credited annually with interest at a rate equal to the Company’s consolidated return on equity for the calendar year or credited with earnings or losses based on the rate of return of mutual funds selected by the plan participants. The executive’s account balance under this plan will be distributed to the executive following the executive’s termination of service or on a specified date in either a lump sum or over a period of one to ten years, as elected by the executive.

OTHER POTENTIAL POST-TERMINATION BENEFITS

Payments Made Upon Termination for Cause.  Under the named executive officer’s employment agreements if the executive’s employment is terminated for Cause, he will receive only his base salary or other compensation earned through the date of termination and any other compensation or vested benefits provided under applicable Bank plans or programs. All other obligations of the Bank terminate on the date of termination.

Under the 2011 and 2014 SERPs if the executive’s employment is terminated for Cause, he will not be entitled to any benefits under the terms of his SERPs.

Under the SCAs if the executive’s employment is terminated for Cause, he will not be entitled to any benefits under the terms of his SCAs.

Pursuant to the terms of the award agreements entered into under the 2005 Equity Compensation Plan, if the executive is terminated for Cause, all restricted stock awards and stock options expire immediately as of the effective date of termination.

Pursuant to the terms of the award agreements entered into under the 2015 Equity Compensation Plan, if the executive is terminated for Cause, all rights to any restricted stock granted under the plan and held by the terminated employee will expire as of the effective date of termination. No stock options have been granted under this plan.

Payments Made Upon Termination Without Cause.  Under Mr. Pasenelli’s employment agreement, if Mr. Pasenelli’s employment is terminated Without Cause, he will receive a lump sum payment equal to three times his base salary and three times his most recent annual incentive compensation payment. Mr. Pasenelli would also receive medical, dental and life insurance benefits for 36 months. Under the employment agreement for Messrs. Capitani, Burke, Cockerham or Di Misa, if we terminate the executive’s employment

Without Cause, he would receive a lump sum payment equal to two times his base salary and two times his most recent annual incentive compensation payment. The executive would also receive medical, dental and life insurance benefits for 36 months.

Pursuant to the terms of the award agreements entered into under the 2005 Equity Compensation Plan, if the executive’s employment is terminated for reasons other than termination for Cause, death, disability, retirement or a change in control, all unvested shares of restricted stock and stock options are forfeited as of such termination date.

Pursuant to the terms of the award agreements entered into under the 2015 Equity Compensation Plan, if the executive’s employment is terminated Without Cause all unvested shares of restricted stock are forfeited as of such termination date. No stock options have been granted under this plan.

Payments Made Upon Voluntary Termination by Executive.  Under Messrs. Pasenelli’s, Capitani’s, Burke’s, Cockerham’s or Di Misa’s employment agreement, if he voluntarily terminates his employment with the Bank, he would receive his base salary and other compensation and benefits provided under the Bank’s benefit plans and programs as of the date of termination.

Pursuant to the terms of the award agreements entered into under the 2005 Equity Compensation Plan, if the executive’s employment is terminated for reasons other than termination for Cause, death, disability, retirement or a change in control, all unvested shares of restricted stock and stock options are forfeited as of such termination date. In addition, upon the executive’s retirement, all unvested shares of restricted stock will be forfeited as of his retirement date, unless the executive is immediately engaged as a consultant, advisor or director emeritus of the Company or the Bank. In which case, his restricted stock award would continue to vest.

Pursuant to the terms of the award agreements entered into under the 2015 Equity Compensation Plan, if the executive voluntarily terminates his employment, all unvested shares of restricted stock are forfeited as of the termination date. No stock options have been granted under this plan.

Payments Made Upon Disability.  Under Messrs. Pasenelli’s, Capitani’s, Burke’s, Cockerham’s and Di Misa’s employment agreements, if we terminate an executive due to disability pursuant to the terms of the agreement, the executive will receive the compensation and benefits provided for under his employment agreement for (1) any period during the term of his agreement and before the establishment of the executive’s disability; or (2) any period of disability before the executive’s termination of employment due to disability.

Under the 2011 and 2014 SERPs, if Messrs. Pasenelli, Capitani, Burke, Cockerham or Di Misa becomes disabled before he terminates his employment with the Bank or his retirement, and prior to a Change in Control, he is entitled to receive a disability benefit equal to his accrued benefit under the SERPs as of the date of determination of disability. Payment of the disability benefit will commence on the first day of the month following the earlier of the executive’s 65th birthday or death and is paid in 15 equal annual installments.

Under the salary continuation agreements dated September 6, 2003, as amended, upon termination of employment as a result of disability, Messrs. Pasenelli and Cockerham are entitled to an annual benefit for a period of 15 years of $74,112 and $72,235, respectively, commencing with the month following the executive attaining age 65. Under the salary continuation agreements dated August 21, 2006, as amended, Messrs. Pasenelli and Cockerham are entitled to an annual disability benefit ranging from $14,325 to $18,100 and $4,420 to $4,800, respectively, depending on the date of termination, commencing with the month following the executive attaining age 65. Under the salary continuation agreement dated August 21, 2006, as amended, Messrs. Burke and Di Misa are entitled to an annual disability benefit ranging from $62,746 to $101,000 and $48,544 to $65,000, respectively, on the date of termination, commencing with the month following the executive attaining age 65.

Pursuant to the terms of the award agreements under the 2005 Equity Compensation Plan, if we terminate the executive’s employment with the Bank due to a disability, all unvested shares of restricted stock will immediately vest as of the date of such termination.

Pursuant to the terms of the award agreements under the 2015 Equity Compensation Plan, if we terminate the executive’s employment with the Bank due to a disability, all outstanding restricted stock will immediately vest as of the date of such termination. No stock options have been granted under this plan.

Payments Made Upon Death.  Under Messrs. Pasenelli’s, Capitani’s, Burke’s, Cockerham’s and Di Misa’s employment agreements, upon the executive’s death, the Company will pay his beneficiary or estate any compensation due to the executive through the end of the month in which his death occurred, plus any other compensation or benefits to be provided in accordance with the terms and provisions of the Bank’s benefit plans and programs in which the executive participated as of the date of his death.

Under the 2011 and 2014 SERPs, if the executive dies while actively employed by the Bank and before reaching his normal retirement age of 65, the SERPs provide for a death benefit equal to the executive’s accrued benefit under the SERPs, payable to the executive’s beneficiary in 15 equal annual installments. If the executive dies after the commencement of his SERP benefit payments, the executive’s beneficiary is entitled to the unpaid balance of the payments for the balance of 15 annual installments.

Under their salary continuation agreements, if the executive dies while in active service with the Bank, the executive’s designated beneficiaries will receive an annual benefit, for a period of 15 years, of $92,212 for Mr. Pasenelli, $101,000 for Mr. Burke, $77,035 for Mr. Cockerham, and $65,000 for Mr. Di Misa commencing with the month following the executive’s death. If the executive dies after his employment has terminated but before payments under the agreement have commenced, their designated beneficiary will be entitled to the same payments beginning on the first day of the month after the executive’s death. If the executive dies after the benefit payments have commenced, but before receiving all payments, their designated beneficiary will be entitled to the remaining benefits that would have been paid to the executive if the executive had survived.

Pursuant to the terms of the award agreements under the 2005 Equity Compensation Plan, if an executive dies while employed with the Bank, all unvested shares of restricted stock will immediately vest as of the date of such termination.

Pursuant to the terms of the award agreements under the 2015 Equity Compensation Plan, if an executive dies while employed with the Bank, all outstanding restricted stock awards will immediately vest as of the date of such termination. No stock options have been granted under this plan.

Payments Made Upon a Change in Control.  Mr. Pasenelli’s employment agreement provides that if (1) the executive’s employment is terminated without cause or without the executive’s consent and for a reason other than cause in connection with or within 12 months after a change in control (as defined in the agreement); or (2) the executive voluntary terminates employment within 12 months following a change in control upon the occurrence of events described in the agreement, he will receive a lump sum payment equal to three times his annual base salary and three times his most recent annual incentive compensation payment, plus continued health and welfare benefits for 36 months following termination. Under Messrs. Capitani’s, Burke’s, Cockerham’s and Di Misa’s employment agreement, each will receive a lump sum payment equal to two times his annual base salary and two times his most recent annual incentive compensation payment, plus continued health and welfare benefits for 36 months following termination. Section 280G of the Internal Revenue Code provides that payments related to a change in control that equal or exceed three times the individual’s “base amount” (defined as average annual taxable compensation over the five preceding calendar years) constitute “excess parachute payments.” Messrs. Pasenelli’s, Capitani’s, Burke’s, Cockerham’s or Di Misa’s employment agreements provide that if the value of the benefits provided under the agreements in connection with a change in control exceed his 280G Limit, his payment will be reduced or revised so that the aggregate payments do not exceed his 280G Limit.

The 2011 and 2014 SERPs provide that upon a Change in Control prior to Messrs. Pasenelli, Capitani, Burke, Cockerham or Di Misa (i) attaining age 65, (ii) his death, (iii) disability, (iv) retirement, or (v) Separation from Service, he will become 100% vested in his accrued retirement benefit under the SERPs. Payments will commence at the earliest of his attaining age 65 or his death. However, if the executive experiences a Separation from Service within 24 months following a Change in Control, the executive is entitled to his full accrued retirement benefit, with payments to commence no later than the second month following his

Separation from Service. Under the 2011 SERPs for Messrs. Capitani, Burke, Cockerham, and Di Misa, if the benefit payment would be treated as an “excess parachute payment” under Code Section 280G (“280G Limit”), the Bank will reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment. Mr. Pasenelli’s 2011 SERP and the 2014 SERPs provide for an additional tax indemnification payment if payments under the SERP exceed the executive’s 280G Limit.

Under the salary continuation agreements dated September 6, 2003, as amended, upon the termination of employment within 12 months subsequent to a change in control and before age 65, Mr. Pasenelli and Mr. Cockerham are entitled to an annual benefit for a period of 15 years of $74,112 and $72,235, respectively, commencing with the month following the executive attaining age 65. Each of Mr. Pasenelli’s and Mr. Cockerham’s salary continuation agreements dated September 6, 2003, as amended, provide that if the value of the benefits provided in connection with a change in control exceed his 280G Limit, his payment will be reduced or revised so that the aggregate payments do not exceed his 280G Limit. Under the salary continuation agreement dated August 21, 2006, as amended, Mr. Pasenelli is entitled to an additional annual benefit ranging from $13,813 to $18,100 (based on the date of termination) if his employment is terminated within 12 months subsequent to a change in control and before age 65. Under the salary continuation agreement dated August 21, 2006, as amended, Mr. Cockerham is entitled to an additional annual benefit equal to the present value of $4,800 using an interest factor of 5% upon the termination of employment within 12 months subsequent to a change in control and before age 65. Under the salary continuation agreement dated August 21, 2006, as amended, Messrs. Burke and Di Misa are entitled to an additional annual benefit ranging from $47,412 to $101,000 and $46,571 to 65,000, respectively, (based on the date of termination) if his employment is terminated within 12 months subsequent to a change in control and before age 65.

Under the Company’s 2005 Equity Compensation Plan, upon a Change in Control all outstanding equity awards will immediately vest.

Under the 2015 Equity Compensation Plan, if the executive terminates his employment, other than for Cause, during the 12-month period following a Change on Control, unvested restricted stock awards will become fully vested and transferable to the executive.

Potential Post-Termination Benefits Table.  The amount of compensation payable to each named executive officer upon the occurrence of certain events is provided in the table below. The amounts shown assume a termination date of December 31, 2017, and include amounts earned through such time and are estimates of the amounts that would be paid to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company. These amounts do not take into account any reductions that may be required in order to comply with the 280G cutback provisions in employment agreements or pension benefit agreements, if such cutback is applicable, and do not reflect the tax indemnification payments that may be made under certain arrangements in the event an executive exceeds his 280G limit.

	Termination for cause	Termination without cause	Voluntary Termination by Executive	Disability	Death	Change in Control
William J. Pasenelli
Employment Agreement	$—	$1,517,760	$—	$—	$—	$1,517,760
Equity Awards	—	—	—	152,855	152,855	152,855
Supplemental Executive Retirement Plan 2011	—	279,851	279,851	279,851	279,851	995,595
Supplemental Executive Retirement Plan 2014	—	160,178	160,178	160,178	160,178	879,015
Salary Continuation Agreement 2003	—	855,990	855,990	1,111,680	1,111,680	1,111,680
Salary Continuation Agreement 2006	—	214,875	214,875	214,875	271,500	207,195

	Termination for cause	Termination without cause	Voluntary Termination by Executive	Disability	Death	Change in Control
Todd L. Capitani
Employment Agreement	$—	$787,600	$—	$—	$—	$787,600
Equity Awards	—	—	—	118,079	118,079	118,079
Supplemental Executive Retirement Plan 2011	—	100,041	100,041	100,041	100,041	955,185
Supplemental Executive Retirement Plan 2014	—	79,214	79,214	79,214	79,214	1,365,480
James M. Burke
Employment Agreement	$—	$842,900	$—	$—	$—	$842,900
Equity Awards	—	—	—	119,534	119,534	119,534
Supplemental Executive Retirement Plan 2011	—	83,053	83,053	83,053	83,053	963,840
Supplemental Executive Retirement Plan 2014	—	9,295	9,295	9,295	9,295	197,670
Salary Continuation Agreement 2006	—	941,190	941,190	941,190	1,515,000	711,180
Gregory C. Cockerham
Employment Agreement	$—	$812,400	$—	$—	$—	$812,400
Equity Awards	—	—	—	119,534	119,534	119,534
Supplemental Executive Retirement Plan 2011	—	79,700	79,700	79,700	79,700	157,260
Supplemental Executive Retirement Plan 2014	—	16,220	16,220	16,220	16,220	39,045
Salary Continuation Agreement 2003	—	1,029,345	1,029,345	1,083,525	1,083,525	1,083,525
Salary Continuation Agreement 2006	—	66,300	66,300	66,300	72,000	66,525
James F. Di Misa
Employment Agreement	$—	$812,400	$—	$—	$—	$812,400
Equity Awards	—	—	—	119,534	119,534	119,534
Supplemental Executive Retirement Plan 2011	—	145,364	145,364	145,364	145,364	622,875
Supplemental Executive Retirement Plan 2014	—	18,579	18,579	18,579	18,579	127,425
Salary Continuation Agreement 2006	—	728,160	728,160	728,160	780,000	698,565

OTHER INFORMATION RELATING TO
DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance.  Pursuant to federal securities laws, the Company’s officers, directors and persons who own more than 10% of the outstanding common stock are required to file reports detailing their ownership and changes of ownership in such common stock, and to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports received during the past fiscal year and written representations from such persons that no additional reports of changes in beneficial ownership were required, the Company believes that during 2017, all of its officers, directors and all of its stockholders owning in excess of 10% of the outstanding common stock of the Company, have complied with the reporting requirements with the exception of Joseph V. Stone, Jr. who filed one late report with respect to the exercise of stock options.

Policies and Procedures for Approval of Related Persons Transactions.  We maintain a written policy and set of procedures for the review and approval or ratification of transactions involving related persons. Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than five percent of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•	the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year;
•	the Company is, will or may be expected to be a participant; and
•	any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

•	any compensation paid to an executive officer of the Company if the Governance Committee of the Board approved (or recommended that the Board approve) such compensation;
•	any compensation paid to a director of the Company if the Board or an authorized committee of the Board approved such compensation; and
•	any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to the Company’s employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

Related person transactions will be approved or ratified by the Audit Committee. In determining whether to approve or ratify a related person transaction, the Audit Committee will consider all relevant factors, including:

•	whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;
•	the size of the transaction and the amount of consideration payable to the related person;
•	the nature of the interest of the related person;
•	whether the transaction may involve a conflict of interest; and
•	whether the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.

A member of the Audit Committee who has an interest in the transaction will abstain from voting on approval of the transaction, but may, if so requested by the chair of the Audit Committee, participate in some or all of the discussion.

Relationships and Transactions with the Company and the Bank.  The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by the Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Bank and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee. The Bank does not currently have such a program in place. From time to time, the Bank makes loans and extensions of credit to its executive officers and directors, and members of their immediate families. The outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2017, these loans were performing according to their original terms.

In accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000), and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors.

STOCKHOLDER PROPOSALS AND NOMINATIONS

To be eligible for inclusion in the Company’s proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s main office at 3035 Leonardtown Road, Waldorf, Maryland 20601 no later than November 29, 2018. If next year’s annual meeting is held on a date more than 30 calendar days from May 16, 2019, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

Stockholder proposals, other than those submitted above, and nominations must be submitted in writing, delivered or mailed by first class United States mail, postage pre-paid, to the Secretary of the Company not fewer than 30 days nor more than 60 days before any such meeting; provided, however, that if notice or public disclosure of the meeting is given fewer than 40 days before the meeting, such written notice shall be delivered or mailed to the Secretary of the Company not later than the close of the 10th day following the day on which notice of the meeting was mailed to stockholders.

BOARD POLICIES REGARDING COMMUNICATIONS
WITH THE BOARD OF DIRECTORS

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to the Secretary, The Community Financial Corporation, 3035 Leonardtown Road, Waldorf, Maryland 20601. Any communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is addressed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

MISCELLANEOUS

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the common stock. In addition to conducting solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.

The Company’s 2017 Annual Report to Stockholders, including financial statements, accompanies this proxy statement. Such Annual Report is not to be treated as a part of the proxy solicitation material nor as having been incorporated herein by reference. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of March 19, 2018 upon written request to the Secretary, The Community Financial Corporation, 3035 Leonardtown Road, Waldorf, Maryland 20601.

Dear ESOP Participant:

On behalf of the Board of Directors, I am forwarding to you the attached vote authorization form to convey your voting instructions to Austin J. Slater, Jr., Joseph V. Stone, Jr., and Kathryn Zabriskie, Trustees for the Community Bank of the Chesapeake Employee Stock Ownership Plan and Trust (the “ESOP”) on the proposals presented at the Annual Meeting of Stockholders of The Community Financial Corporation (the “Company”) on May 16, 2018. Also enclosed is a Notice of Annual Meeting and Proxy Statement for the Company’s Annual Meeting of Stockholders and the 2017 Annual Report on Form 10-K.

As an ESOP participant, you are entitled to instruct the ESOP Trustees how to vote the shares of Company common stock allocated to your ESOP account as of March 19, 2018, the record date for the Annual Meeting. The Trustees will vote all allocated shares of Company common stock as directed by ESOP participants. The Trustees will vote unallocated shares of common stock held in the ESOP Trust and the shares for which timely instructions are not received in a manner calculated to most accurately reflect the instructions received from ESOP participants, subject to the exercise of their fiduciary duties.

To direct the ESOP Trustees how to vote the shares of common stock allocated to your ESOP account, please complete and sign the enclosed vote authorization form and return it to the attention of Barbara Lucas at the address indicated on the vote authorization form no later than May 9, 2018.

Sincerely,

Michael L. Middleton
Chairman of the Board

VOTE AUTHORIZATION FORM

COMMUNITY BANK OF THE CHESAPEAKE
EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST
THE COMMUNITY FINANCIAL CORPORATION
Annual Meeting of Stockholders – May 16, 2018

With respect to all shares of common stock of The Community Financial Corporation (the “Company”) that are allocated to the account of the undersigned pursuant to the Community Bank of the Chesapeake Employee Stock Ownership Plan and Trust (the “ESOP”), the undersigned hereby directs Austin J. Slater, Jr., Joseph V. Stone, Jr., and Kathryn Zabriskie as Trustees of the Trust established under the ESOP, to vote such shares at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Community Bank of the Chesapeake, Waldorf, Maryland, on Wednesday, May 16, 2018 at 10:00 a.m., local time, and at any and all adjournments thereof as follows:

The Board of Directors recommends a vote “FOR” all of the nominees and “FOR” Proposals 2 and 3.

You are to vote my shares as follows:

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE

1. ELECTION OF DIRECTORS

FOR all nominees ☐ listed below

WITHHOLD AUTHORITY to vote ☐ for all nominees listed below

***EXCEPTIONS** ☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).

*Exceptions: ____

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. THE APPROVAL OF A NON-BINDING RESOLUTION ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The undersigned acknowledges receipt from the Company prior to the execution of this vote authorization form of the Notice of Annual Meeting, a Proxy Statement for the Annual Meeting and the Company’s 2017 Annual Report on Form 10-K.

____
PARTICIPANT’S NAME

Dated: ____________________, 2018

____
SIGNATURE OF PARTICIPANT

Please complete this direction form, sign, date and return it to the Company, Attn: Barbara Lucas, The Community Financial Corporation, 3035 Leonardtown Road, Waldorf, Maryland 20601 by May 9, 2018.

THE COMMUNITY FINANCIAL CORPORATION
C/O BROADRIDGE
PO BOX 1342
BRENTWOOD, NY 11717

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 15, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 15, 2018. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	CONTROL # → 0000000000000000
	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 William J. Pasenelli 02 E. Lawrence Sanders,III 03 Austin J. Slater, Jr. 04 Joseph V. Stone, Jr.

02 0000000000

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. The ratification of the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐
3. The approval of a non-binding resolution of the compensation of the named executive officers.	☐	☐	☐

NOTE: The undersigned acknowledges receipt from the Company prior to the execution of this proxy of Notice of the Annual Meeting, a Proxy Statement for the Annual Meeting and the Company's 2017 Annual Report.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000368208_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

THE COMMUNITY FINANCIAL CORPORATION
ANNUAL MEETING OF STOCKHOLDERS MAY 16, 2018
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Kathryn M. Zabriskie and John K. Parlett, Jr. with full powers of substitution in each, to act as attorneys and proxies for the undersigned to vote all shares of common stock of The Community Financial Corporation (the "Company") that the undersigned is entitled to vote at the 2018 annual meeting of stockholders to be held in the Board Room at the main office of Community Bank of the Chesapeake, 3035 Leonardtown Road, Waldorf, Maryland on Wednesday, May 16, 2018 at 10:00 a.m. (the "Annual Meeting") and at any and all adjournments thereof, as indicated on the reverse side.

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES AND "FOR" PROPOSALS 2 AND 3. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY AS DIRECTED BY THE BOARD OF DIRECTORS. AT THE PRESENT TIME THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE WITH RESPECT TO APPROVAL OF THE MINUTES OF THE PRIOR ANNUAL MEETING OF STOCKHOLDERS, THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, AND MATTERS INCIDENT TO THE CONDUCT OF THE 2018 ANNUAL MEETING.

0000368208_2 R1.0.1.17

Continued and to be signed on reverse side